Exhibit 99.1

Reykjavik, Iceland, July 28, 2004

deCODE genetics Announces Second Quarter 2004 Financial Results

Advancing drug development pipeline in heart attack, PAOD, stroke, asthma. Solid revenue streams, efficient operations, alliance funding together add more than $7 million to cash position in 1H04. Company now has more than $225 million on hand for advancing its programs.

deCODE genetics (Nasdaq:DCGN) today reported consolidated financial results for the quarter ended June 30, 2004. A conference call to discuss the quarter’s results will be webcast live tomorrow, Thursday, July 29, at 8am EDT/12 noon GMT (details below).

Revenue for the second quarter of 2004 was $9.6 million, compared to $10.5 million for the same period a year ago. For the first six months of 2004, revenue was $19.9 million, compared to $22.4 million for the first six months of 2003. These figures reflect the long-term, product development focus of the company’s business strategy, as well as the timing of milestone payments. At the close of the second quarter the company had $16.1 million in deferred research revenue, compared to $12.7 million at the close of the second quarter 2003. This increase is due largely to cash received under the company’s new alliance with Merck, and will be recognized, along with other deferred revenue, over future reporting periods.

Net loss for the second quarter 2004 was $13.3 million, compared to $10.2 million for the first quarter 2003. For the first six months of 2004, net loss was $25.3 million, compared to $23.3 million for the same period last year. The principal factors in these increases are slightly lower revenues, higher interest expense related to the company’s convertible debt, and higher general and administrative expenses, offset in part by the increasing efficiency of the company’s R&D structure. Basic and diluted net loss per share increased to $0.25 for the second quarter this year from $0.20 for the same quarter last year. Basic and diluted net loss per share for the first six months of 2004 was $0.48, compared to $0.45 for the same period in 2003. At the close of the second quarter the company had approximately 54.5 million shares outstanding.

Research and development expenses during the second quarter were $15.7 million, compared to $16.7 million for the year ago period. For the first six months of this year, research and development expenses were $31.2 million, compared to $36.4 million for the first half of 2003. These decreases are the result mainly of the streamlining and automation of the company’s core genetics research operations, offset in part by increased expenditures on product development.

Selling, general and administrative expenses for the second quarter were $5.6 million, compared to $3.8 million for the same quarter last year. For the first six months of the year SG&A expenses were $9.9 million, compared to $8.1 million for the year ago period. The bulk of these increases is due to employee incentives and severance costs.

At the close of the second quarter, the company had $226.3 million in cash and short-term investments. This includes restricted cash, cash equivalents, short-term investments and marketable securities, and reflects the net proceeds from the company’s $150 million convertible notes issue completed April 14. Excluding the net proceeds of this financing, the company added more than $7 million to its cash position in the first six months of 2004. The increase is the net result of the company’s operating, investing and financing activities. The principal items impacting this result were payments related to the signing of the company’s latest drug development alliance with Merck and the liquidation of the company’s two currency swaps, offset in part by costs associated with the advancement of the company’s drug development programs and the paying down of the company’s short-term debt.

“Our results for the quarter demonstrate our success in expanding and advancing our pipeline of new drugs to treat major indications on a sound financial footing. In the first half of this year, even as we launched our clinical trial of DG031 and brought forward our preclinical work in PAOD, stroke and asthma, we succeeded in generating cash. The backdrop to this success is our solid revenue streams and new alliance funding, as well as our effective and targeted use of resources to bring our lead drug programs forward and generate long-term value,” said Kari Stefansson, CEO of deCODE.

“In the months ahead we will be focusing our efforts on advancing our drug development pipeline and on bringing new programs into clinical trials. Our phase IIa trial of DG031 is scheduled to conclude at the end of August and based upon the results we hope to launch a phase III study by the end of this year. In PAOD, we aim to bring our lead compound D151746 into clinical trials early in 2005. At the same time, we are actively pursuing in-licensing and co-development opportunities that will enable us to bring directly into information-rich clinical trials - potentially within a matter of months - existing compounds against targets we have identified in stroke and asthma. Our recent financing, coupled with the strong performance of our business and operations in the first half of the year, has provided us the means to continue to bring a growing number of compounds in major indications into the clinic and on towards the market.”

Recent company highlights include:

Research and Development

•                  Phase IIa Trial of DG031. The company completed enrollment for its ten-week, information-rich Phase IIa clinical trial of DG031, its developmental compound for the prevention of heart attack. The trial is examining the effect of various doses of DG031 on biomarkers such as C-reactive protein (CRP) and myeloperoxidase and on the production of leukotrienes. deCODE has isolated common versions of genes within the leukotriene pathway that correlate with increased risk of heart attack. The company’s findings suggest that this risk is the result of increased inflammation in atherosclerotic plaques, contributing to plaque rupture. DG031 is designed to inhibit the activity of the FLAP, or 5-lipoxygenase activating protein, that modulates the activity of the leukotriene pathway. The trial is scheduled to conclude in late August and the company expects to present the results in the fall. Based upon the results of this trial, the company plans to design an information-rich, multicenter Phase III trial.

•                  PAOD - D151746. In June, deCODE advanced its lead compound for the treatment and prevention of peripheral arterial occlusive disease (PAOD) into IND-enabling preclinical safety studies. D151746 is an inhibitor of a G-protein coupled receptor (GPCR) encoded by a gene deCODE has shown to confer a two- to seven-fold increase in risk of developing the disease. The clinical development plan for the compound, following the Information-rich Clinical Trial” (IRCT) paradigm, will employ DNA-based diagnostic tests for disease risk assessment as well as clinical and imaging studies of the effectiveness of the compound on controlling and possibly reversing atherosclerosis in the legs. The company plans to file an IND on D151746 by the end of this year and aims to begin Phase I clinical trials in the first quarter of 2005.

•                  Stroke. deCODE’s drug discovery group has demonstrated that inhibition of the PDE4D enzyme may provide a powerful and targeted means of reducing stroke risk. The company has already identified compounds in three lead series that inhibit PDE4D. deCODE is also evaluating opportunities for in-licensing or partnering to acquire PDE4 inhibitors developed for other indications.

•                  Asthma. The company is actively exploring in-licensing and partnership opportunities for the development of compounds inhibiting the company’s kinase target in asthma. The gene encoding the kinase was isolated by deCODE and certain haplotypes containing the gene confer an up to threefold increased risk of asthma. The company has several thousand participants in its asthma research, and a wealth of data that can be readily employed in the design and conduct of an IRCT.

•                  Diagnostics. DNA-based diagnostics offer a significant secondary avenue for the commercialization of deCODE’s gene discovery programs, as well as a means of identifying large patient populations likely to respond well to drugs developed on the basis of the company’s population genetics research. The company believes there is a major opportunity for the development of a DNA-based cardiovascular disease risk panel to identify individuals at high-risk for heart attack, stroke and PAOD. deCODE and Roche Diagnostics continue to advance the development of a DNA-based predisposition test for osteoporosis, to be offered initially through reference laboratories.

Finance

•                  Senior convertible notes issue. On April 14, the company completed its offering of 3.5% Senior Convertible Notes due 2011 to qualified institutional buyers. In addition to the $125,000,000 principal amount of Notes offered, the company issued a further $25,000,000 of Notes pursuant to the exercise of the over-allotment option by the initial purchasers of the Notes. The Notes are convertible into shares of deCODE common stock, at the option of the holder, at a price of $14.00 per share, equivalent to an initial conversion rate of approximately 71.43 shares per $1,000 principal amount of the Notes. deCODE may redeem the Notes beginning April 20, 2009. deCODE expects to use the proceeds of the offering principally for advancing its drug development programs, as well as for general corporate purposes.

•                  Cash position. At the close of the second quarter, the company had $226.3 million in cash and short-term investments. This includes restricted cash, cash equivalents, short-term investments and marketable securities, and reflects the net proceeds from the company’s $150 million convertible notes issue completed April 14. Excluding the net proceeds of this financing, the company added more than $7 million to its cash position in the first six months of 2004. The increase is the net result of the company’s operating, investing and financing activities. The principal items impacting this result were payments related to the signing of the company’s latest drug development alliance with Merck and the liquidation of the company’s two currency swaps, offset in part by costs associated with the advancement of the company’s drug development programs and the paying down of the company’s short-term debt.

Personnel

•                  James Beery. In April, James Beery was appointed to the company’s board of directors. Mr. Beery is Senior of Counsel in the London office of Covington & Burling, an international law firm.  Prior to his present appointment he served as Senior Vice President and General Counsel of GlaxoSmithKline, and prior to the merger creating that company,  SmithKline Beecham.  In these posts and in his twenty years prior experience at leading international law firms, Mr. Beery’s responsibilities have included legal matters relating to the pharmaceutical and biotechnology industries, corporate transactions, intellectual property and regulatory affairs as well as  environmental  policy and corporate governance issues. He holds a BA from Harvard College and a JD from Stanford Law School.

•                  Hannes Smarason.  In June, the company announced the departure of Hannes Smarason, Executive Vice President and Senior Business Officer.

About deCODE
deCODE is using population genetics to create a new paradigm for healthcare. With its uniquely comprehensive population data, deCODE is turning research on the genetic causes of common diseases into a growing range of products and services - in pharmaceuticals, gene and drug discovery, DNA-based diagnostics, pharmacogenomics, bioinformatics, and clinical trials. deCODE’s pharmaceuticals group, based in Chicago, and deCODE’s biostructures group, based in Seattle, conduct downstream development work on targets derived from deCODE’s proprietary research in human genetics as well as contract service work for pharmaceutical and biotechnology companies. deCODE is delivering on the promise of the new genetics.SM Visit us on the web at www.decode.com.

Conference Call Information
A conference call, during which deCODE management will discuss the quarter’s financial results and recent operating highlights, will be webcast tomorrow, Thursday, July 29, at 8am EDT/12 noon GMT. The webcast can be accessed via the Investors section of deCODE’s website, www.decode.com, through www.streetevents.com, or, for non-subscribers to StreetEvents, on www.fulldisclosure.com. A replay of the call will be available on these websites for the following week. A digitized telephone replay of the call can be accessed for the week following the call by dialing 1 800 475 6701 from the US, or +1 320 365 3844 from outside the US. The access code is 739828.

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, and the timing of events, to differ materially from those described in the forward-looking statements.  These risks and uncertainties include, among others, those relating to technology and product development, integration of acquired businesses, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in deCODE’s filings with the Securities and Exchange Commission.  deCODE  undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.

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Condensed Consolidated Statements of Operations

	For the three months ended June 30		For the six months ended June 30,
	2004	2003	2004	2003
	in thousands, except share and per share amounts (unaudited)

Revenue	$9,635	$10,536	$19,917	$22,378

OPERATING EXPENSES

Research and development, including cost of revenue	15,723	16,697	31,156	36,368

Selling, general and administrative	5,589	3,809	9,852	8,066

Employee termination costs	0	306	0	791
Total operating expense	21,312	20,812	41,008	45,225

Operating loss	(11,677)	(10,276)	(21,091)	(22,847)

Interest income	746	299	981	654

Interest expense	(2,113)	(861)	(3,312)	(1,777)
Other non-operating income and (expense), net	(235)	606	(1,893)	696

Net loss	$(13,279)	$(10,232)	$(25,315)	$(23,274)

Basic and diluted net loss per share:	$(0.25)	$(0.20)	$(0.48)	$(0.45)
Shares used in computing basic and diluted net loss per share	53,543,747	51,282,154	53,235,623	51,219,783

Condensed Consolidated Balance Sheet Data

	At June 30, 2004	At December 31, 2003
	in thousands (unaudited)
Cash and short-term investments, including restricted cash	$226,266	$74,669
Total assets	322,490	183,475
Total liabilities	238,585	90,068
Total shareholders’ equity	83,905	93,407

Press Release, July 28, 2004